Exhibit 10.40

English Translation

Products Purchase and Sales Contract

Contract No.: YGX0711150001

Place of Signing: Jiashan, Zhejiang

Party A: Jingao Solar Co., Ltd.

Address: Jinglong Industrial Park, Jinglong Avenue, Ningjin County, Hebei Province, Postal Code 055550.

Legal Representative: Yang Huaijin

Party B: Zhejiang Yuhui Solar Energy Source Co., Ltd.

Address: No.8 Baoqun Road, Yaozhuang Industrial Park, Jiashan County, Zhejiang Province

Legal Representative: Li Xianshou

Whereas, due to the business development, Party A intends to buy solar-grade monocrystalline silicon wafers (hereinafter referred to as “Products”). Party A and Party B have reached the following terms and conditions concerning the product purchase and the issues hereto via friendly negotiation.

Article 1. Supply of Products

Party A and Party B agrees that Party A shall buy from Party B and Party B shall sell to Party A the Products in accordance with the price, quantity and quality standard stipulated by the contract during the period from 2008 to 2012 (hereinafter referred to as “Delivery Period”).

Article 2. Product Prices

Delivery time	Unit price (Tax included)			Quantity				Total amount
2008.7-2009.6	RMB	48/	pcs	20	MW	8,000,000.00	pcs	RMB	384,000,000.00
2009.7-2010.6	RMB	36/	pcs	60	MW	24,000,000.00	pcs	RMB	864,000,000.00
2010.7-2011.6	RMB	32/	pcs	120	MW	48,000,000.00	pcs	RMB	1,536,000,000.00
2011.7-2012.6	RMB	28/	pcs	180	MW	72,000,000.00	pcs	RMB	2,016,000,000.00
2012.7-2013.6	RMB	24/	pcs	220	MW	88,000,000.00	pcs	RMB	2,112,000,000.00
				600	MW	240,000,000.00	pcs	RMB	6,912,000,000.00

If the two parties agree to deliver the quadrate mono wafer in size of 125*125 mm with diameter 150mm during performing this contract, then the price shall be decided by dividing the above wafer price by 1.042.

Article 3 Terms of Payment

The contract shall take effect on the condition that Party A will pay Party B the advance payment of total RMB 450 million (say RMB four hundred and fifty five million) in accordance with the following schedule: before December 25, 2007, Party A will pay Party B RMB 50 million (say RMB fifty million); before June 25, 2008, Party A will pay additional RMB 100 million (say RMB one hundred million) to Party B; before December 25, 2008,

Party A will pay additional RMB 150 million (say RMB one hundred and fifty million) to Party B; before June 25, 2009, Party A will pay additional RMB 100 million (say RMB one hundred million) to Party B and before December 25, 2009, Party A will pay additional RMB 50 million (say RMB fifty million) to Party B. Otherwise, Party B is entitled to cancel the contract. The payment is deemed as advance payment of RMB 7 Yuan (say RMB seven) for each wafer, which means after each shipment, Party A shall pay up the outstanding payment for each wafer, which is calculated by deducting 7 Yuan from the contract price. If the actual amount deviates from the stipulated amount hereto, Party B shall refund for any overpayment or Party A shall make a supplemental payment for any deficiency. Party B shall issue a total-amount VAT invoice for the shipment within the delivering month. The total advance payment shall be settled up upon this contract has been fully executed.

In case that the exercising price hereto fluctuates over the range of +/-5% in comparison with the average price of the obtainable prevailing market prices of the three companies, Setek, Deutscher Solar and Rec from January 2010, either of the two parties is entitled to adjust the price and conclude new prices in written form via friendly negotiation. The written form signed by the two parties is an indispensable attachment to this contract. Since the written form has been signed by the two parties, the two parties shall execute the new price confirmed by the written form.

Article 4 Standards for Products Quality

The products provided by Party B to Party A shall comply with the terms and conditions of Annex One to this contract Technical Standards for Solar-Grade Silicon wafer.

Article 5 Means of Transportation and Packing Requirement

Party A shall be responsible for the transportation arrangement, freight, insurance and etc. If Party A asks for Party B’s favor, Party B shall try its best to handle with the transportation issue and any fees incurred hereto shall be born by Party A.

The product packages provided by Party B shall meet the transportation requirements for solar wafers.

Article 6 Inspection and Discrepancy

Party A shall inspect the products delivered by Party B within five (5) days after receiving the products. Should there be any objection concerning the quantity, the purchaser shall present the objection to the other party in written form within seven (7) days from receiving the products; Should there be any objection concerning the quality, the purchaser shall present the objection to the other party in written form within thirty (30) days from receiving the products. The quality of the products is subject to the standards set up by the two parties. The spoilage rate within two in one thousand is deemed reasonable, and only on the condition that the spoilage rate exceeds the above range, the compensation issue may be discussed between the two parties.

Article 7 Represent, Warrant or Guarantee

Both of the parties do represent, warrant and guarantee, and do confirm to each other that the contract is signed based on representations, warranties and guarantees hereunder:

7.1 Both of the parties are duly incorporated and validly existing under the laws of the PRC and are in compliance with all conditions required to maintain its status as an enterprise legal person under the laws, and has obtained all consents, approvals and authorizations necessary for the valid execution of this contract from their respective internal authority committees;

7.2 Both of the parties have the capability of rights and behavior of signing this contract. Upon execution, this Contract shall constitute the legal, valid and binding obligation of both of the parties.

7.3 Both of the parties declare that currently there have not existed such issues as having significantly negative impact on their respective operations, revocation of the business license or forcible execution by law by related department or court, which may have impact on the performance of this contract. They have reached an agreement that once the above issues occur, party in such issues should notify the other party within the subsequent two (2) days.

Article 8 Liability for Breach of Contract

8.1 Basic principle on the liability for breach of contract

The either party who breaches the stipulations of this contract shall undertake the corresponding liability for the breach and compensate the other party for any economical damages incurred by the breach hereto. The compensation amount shall equal the damages incurred by the breach, including the obtainable gains after the contract being performed, but couldn’t be more than the amount that the breach of the contract should be foreseen to incurr by the either party when signing the contract.

8.2 Breach of Contract by Party A

Should Party A have the following breaching act, Party A shall pay a penalty to Party A as set out in the following. If Party B cancels the contract in accordance with the following clauses, Party A shall pay Party B a penalty of RMB 8 million. If the penalty can’t cover all the damages incurred by Party B, Party A shall undertake to compensate for any deficiency

8.2.1 If Party A breaches the contract and delays to make the payment, Party A shall pay a penalty at the rate of 1% of the amount of the delayed payment per five delayed working days. If the penalty turns out to exceed RMB 4 million, Party B is entitled to cancel this contract unilaterally;

Party B shall refund the unsettled advance payment to Party A within 30 days after such termination.

8.2.2 If Party A breaches the guarantee set out in Article 9 of this contract and doesn’t disclose to Party B the issues which have significant impact on its operations and may affect the performance of this contract, Party B is entitle to cancel the contract unilaterally.

8.3 Breach of Contract by Party B

Should Party B have the following breaching act, Party B shall pay a penalty to Party A as set out in the following. If Party A cancels the contract in accordance with the following clauses, Party B shall pay Party A a penalty of RMB 8 million. If the penalty can’t cover all the damages incurred by Party A, Party B shall undertake to compensate for any deficiency

8.3.1 If Party B breaches the contract and delays to make the delivery, Party B shall pay a penalty at the rate of 1% of the amount of the value of the delayed products per five delayed working days. If the penalty turns out to exceed RMB 4 million, Party A is entitled to cancel this contract unilaterally;

8.3.2 If Party B breaches the guarantee set out in Article 9 of this contract and doesn’t disclose to Party A the issues which have significant impact on its operations and may affect the performance of this contract, Party A is entitle to cancel the contract unilaterally.

Article 9 Force Majeure

Neither of the party shall be considered to be in breach of this contract on account of, any failure to perform or fully perform the obligation under this contract as a result of any causes or conditions that are beyond such party’s reasonable control or that such party is unable to overcome through the exercise of commercially reasonable diligence. However, the affected party shall take all remedies necessary to minimize the impact of such event.

The affected party shall notify the other party in written form of the occurrence of such event as soon as possible, and within fifteen (15) days from the occurrence of the event provide the other party a report concerning the reasons of its inability to execution or delay the execution of all or part of the contract.

Article 10 Confidentiality

10.1. Both of the parties will keep strictly confidential of the following information hereunder contained in this contract:

10.1.1 Business relationship;

10.1.2 Articles and negotiations;

10.1.3 Object and quantity;

10.1.4 All the related commercial and technical information involved in performance of the contract;

However, disclosure under this Article 11.2 shall be excluded from the following clause.

10.2 Only in the following situations, both of the parties is entitled to disclose the information described in Article 11.1,

10.2.1 Mandatorily required by law applicable to the two parties;

10.2.2 Mandatorily required by any government authorities and (or) supervision commission of competent jurisdiction ;

10.2.3 To disclose to any of such professional consultant or lawyer (if any) on the condition that they undertake to keep confidentiality of such disclosure;

10.2.4 Information available to public domain under no fault of any of the parties;

10.2.5 Prior written consent from the other party.

10.3. This article shall continue to be binding on both parties after termination of this Contract.

Article 11 Applicable Law and Dispute Resolution

11.1 The conclusion, validity, interpretation and enforcement of this Contract and any dispute arising out of this Contract shall be governed by the law of People’s Republic of China.

11.2 All disputes arising during performing this Contract or in connection with the Contract shall be settled friendly through friendly negotiations. If no settlement can be reached, the loss party can submit the dispute to Shanghai Arbitration Commission for arbitration.

Article 12 Miscellaneous

12.1 The agreement takes effect upon execution by both parties.

12.2 The either party should expressly indicate not to renew the agreement by giving a written notice no less than 30 days prior to the agreement expiration, otherwise, the period of agreement shall automatically extend for one year from the expiration date.

12.3 Annex 1 Technical Standard for Solar-grade Silicon Wafer are considered to be a component part of this agreement.

12.4 Any order signed by both parties pursuant to this Contract is a component part of this Contract. The fax copy of the order shall be considered valid.

12.5. Any amendment to this Contract shall be negotiated by both of the parties and be made out in written form.

12.6 The Contract is made in duplicate and each party keeps one copy. The two copies of the contract have the same legal force.

12. The Contract shall be performed separately from the other signed or to be signed contracts entered into between both parties, unless it is agreed and entered into in written as attachment of the Contract by both parties.

( No Text Below, Signature Page )

SIGNED by

Party A: JingAo Solar Co., Ltd.

/s/
Legal Representative or Authorized Representative

Date: December 13, 2007

Party B: Zhejiang Yuhui Solar Energy Source Co., Ltd.

/s/
Legal Representative or Authorized Representative

Date: December 13, 2007